Exhibit 11.1

Rules on Insider Trading

PayPay Corporation

Established	25 December, 2019
Effective date of last amendment	1 June, 2026

Of Contents

Chapter 1 General Provisions

Article 1 (Purpose)

The purpose of these Rules is to prevent insider trading by establishing a system for the management of the buying and selling of shares and other securities by Employees, etc., in addition to the management of material facts.

Article 2 (Compliance with Laws and Regulations)

In order to achieve the objectives set forth in the preceding article, Employees, etc. shall comply with the Financial Instruments and Exchange Act and other relevant laws and regulations, as well as these Rules and other rules and regulations governing the performance of their duties. If an Employees, etc. causes damage to the company by violating these related laws and regulations, such Employees, etc. may be required to compensate the Company for all or part of the damages.

Article 3 (Definitions)

The definitions of terms used in these Rules shall be as set forth in the following items.

(1) "Insider trading" means that an Employee, etc., while having knowledge of undisclosed material facts about the Company, a subsidiary of the Company, a parent company or a subsidiary of a parent company, or another listed company or its parent company or subsidiary in connection with duties, buys or sells shares of such listed company, or otherwise engages in similar transactions.

(2) "Securities, etc." means the following securities

(i)Share certificates, corporate bonds (including corporate bonds issued by mutual entities), bonds with stock acquisition rights, certificates with stock acquisition rights, preferred securities

(ii) Securities, certificates or depository receipts issued by a foreign corporation that fall under (i) above and have these characteristics

(iii) Securities and certificates (covered warrants), depositary receipts, etc., representing options related to (i) and (ii)

(3) "Listed company" means a company whose securities, etc. issued are listed on a financial instruments exchange including the NASDAQ Stock Market and The New York Stock Exchange in the United States, as well as any company that issues securities, etc. that are the subject of investment solicitation by a financial instruments business operator in Japan.

(4) "Group Company Shares, etc." means securities, etc. of the Company, its subsidiaries, parent companies or subsidiaries of parent companies that are listed companies and are designated in Schedule 1.

(5) "Trading, etc." means the buying and selling of securities, etc., other paid transfers or acquisitions (including collateral offerings, short sales, and speculative transactions), or derivative transactions (including hedging transactions), regardless of the name used, for the account of interest.

(6) "Employees, etc." means officers, employees, contract employees, continuing employees, part-time employees, temporary employees, and service agreement employees.

(7) "Knowledge with respect to duties" means knowledge by the act of duty itself and by acts closely related to the duties, whether or not during working hours.

(8) "Material Facts, etc." means the information listed in Schedule 2 pertaining to the Company, its subsidiaries, its parent company or subsidiaries of its parent company, and other listed companies or their parent companies or subsidiaries.

(9) "Public announcement" means when any of the following actions are taken. However, if the company that is the subject of the material information is listed on a securities exchange in the United States, a reasonable waiting period of two (2) trading days must have elapsed after the information is widely distributed in a form available to investors in the U.S. market.

(i) Securities registration statements, securities reports, annual reports, semi-annual reports, quarterly reports, current reports, or any other disclosure documents based on the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934, containing material facts have been made available for public inspection.

(ii) Publication of material facts, etc. to two or more media outlets and more than 12 hours have elapsed since publication.

(iii) Notification of material facts, etc. to the financial instruments exchange on which the company is listed, and the financial instruments exchange has made such material facts, etc. available for public inspection by electronic means.

Article 4 (Scope of Application)

1. These Rules shall apply to all Employees, etc. of the Company.

2. Article 5 and Article 7 shall apply to Employees, etc. who have resigned, retired, transferred, or been unlinked (with external service) until one year has elapsed after their resignation, retirement, transfer, or secondeeship.

3. Executives and employees shall be responsible for ensuring that with respect to the business owner who performs certain outsourced services for our company under a subcontractor contract or similar service contract with our company, such subcontracted employees comply with Articles 5 and 7 of these regulations.

4. Executives and employees shall be responsible for ensuring that their spouses, parents, children, siblings, other family members, or persons living in the same household (including any trusts for which they serve as trustees, trusts in which they have a substantial or financial interest, and other companies or other business entities under them or their control) comply with Articles 5 and 7 of these regulations.

Chapter 2 Handling of Material Facts, etc.

Article 5 (Prohibition of Communication of Material Facts, etc.)

No Employee, etc. shall communicate, divulge, disclose, etc. any undisclosed material facts, etc. of the Company or its subsidiaries, or of other listed companies or their parent companies or subsidiaries, to any other third party (including family members or persons living with such officer or employee), except as required in connection with respective duties. This prohibition includes recommending transactions or expressing opinions on transactions based on such undisclosed material facts, etc.

Article 6 (Measures to be taken when outsourcing)

Whenever it is necessary to disclose undisclosed material facts, etc. of the Company, its subsidiaries, its parent company or its parent company's subsidiaries, or other listed companies or their parent companies or subsidiaries to parties outside the Company as required in connection with their respective duties, Employees, etc. shall take necessary measures to prevent unauthorized use and disclosure of undisclosed material facts, etc., including the conclusion of confidentiality agreements and submission of written pledges concerning information management.

Chapter 3 Restrictions on Buying and Selling, etc.

Article 7 (Prohibition of Insider Trading and its Duration)

When an Employee, etc. becomes aware of an undisclosed material fact, etc. of the Company, a subsidiary of the Company, a parent company or a subsidiary of a parent company, or another listed company or its parent company or subsidiary, shall not trade in the securities, etc. of such listed company from that time until such material fact, etc. is made public.

Article 8 (Restriction on Short Selling, etc. of Shares, etc. of Group Companies)

1. In principle, Employees, etc. shall not engage in short selling or options transactions in the shares of Group companies.

2. Employees, etc. shall be prohibited from investing in a special purpose acquisition company (SPAC) to be established by a company specified in Schedule 1 and from investing in a new company following a business combination of such SPAC, as long as they hold an equity interest in such company.

Article 9 (Setting of Prohibited Period for Trading of Group Company Shares, etc.)

1. Employees, etc. shall not trade in the shares of Group companies during the period during which trading, etc. is prohibited.

2. The period of prohibition of trading, etc. prescribed in the preceding paragraph shall be the period specified in each of the following items for the categories of officers and employees listed in the respective items

(1) Management (refers to persons in the position of Deputy Division Head or above) and staff who may handle information related to financial results

From the 16th day of the last month of each quarter (June, September, December and March) until two (2) trading days have elapsed after the announcement of the financial results for that quarter (or the current fiscal year in the case of the end of the fiscal year)

(2) Employees, etc. other than those in the preceding item

From the first day of the first month of each quarter (April, July, October and January) until two (2) trading days have elapsed since the announcement of financial results for the previous quarter (or the previous fiscal year in the case of the first month of the fiscal year)

Article 10 (Permission of Officers and Employees to Purchase and Sell Shares of Group Companies)

1. When an Employee, etc. intends to buy or sell shares, etc. of a Group company, shall submit an application at least three business days (excluding the day of application) prior to the day on which employee intends to place the order for such purchase or sale and obtain the necessary approval in advance.

2. The application procedures, etc. prescribed in the preceding paragraph shall be in accordance with the Detailed Regulations on Insider trading.

Chapter 4 More

Article 11 (Regulations under Foreign Laws, etc.)

In addition to the Rules, any transactions that are subject to insider trading by foreign laws and regulations shall be handled in accordance with such foreign laws and regulations.

Article 12 (Development of Procedures, etc.)

In order to appropriately implement the matters stipulated in Chapters 2 and 3 of these Rules, “Detailed Regulations of Insider trading” shall be separately established.

Article 13 (Education and Training, etc.)

In order to achieve the purpose of these Rules, the Compliance Department shall take necessary initiatives to ensure that all officers and employees are informed of the contents of these Rules.

Chapter 5 Miscellaneous Provisions

Article 14(Administrator)

These Rules shall be administered by the Compliance Department of the Risk & Compliance Division.

Article 15 (Interpretation)

In the event that any matter is not provided for in these Rules or any question arises concerning the provisions of these Rules, the interpretation shall be made by the CCO.

Article 16 (Revision and Abolition)

1. The revision or abolition of these Rules shall be decided by President.

2. The revision or abolition of the Appendix shall be decided by the CCO.

End

Appendix 1 (List of Group Companies)

PayPay Corporation
SoftBank Group Corp.
LY Corporation
SoftBank Corp.

Appendix 2 (List of Material Facts, etc.)

Material facts are important corporate information that may affect the investment decisions of investors, specifically, the matters described below.

(*Except for those that meet the criteria specified by relevant laws and regulations as having a negligible impact on investors' investment decisions.)

1. Established (existing) fact

The organization that decides on the execution of business of a listed company, etc., wishes to decide to start the following matters itself or preparatory work for the realization of such matters, or such organization decides not to do the matters pertaining to such decision (limited to those that have been publicly announced). The decision by the listed company, etc. to refrain from performing any of the matters listed in above.

(1) Public offering for subscribers of shares (including disposal of treasury shares) and subscription rights for new shares

(2) Decrease in capital

(3) Reduction of capital or legal reserve

(4) Acquisition of treasury stock

(5) Gratis allotment of shares

(6) Stock Split

(7) Surplus fund

(8) Stock swap

(9) Share transfer

(10) Merger

(11) Company Split

(12) Transfer or acquisition of all or part of a business

(13) Dissolution (excluding dissolution due to merger)

(14) Commercialization of new products or technologies

(15) Business Alliance or Termination of Alliance

(16) Transfer or acquisition of shares of a subsidiary involving a change in the subsidiary

(17) Transfer or acquisition of fixed assets

(18) Closure or discontinuance of all or part of a business

(19) Application for Delisting, etc.

(20) Petition for commencement of bankruptcy, rehabilitation or reorganization proceedings

(21) Start a new business

(22) Request for Counteroffer for Public Tender Offer

(23) Filing pursuant to the provisions of Article 74, Paragraph 5 of the Deposit Insurance Act

2. Fact of occurrence

The following events have occurred to the listed company, etc.

(1) Damage resulting from a disaster or damage incurred in the course of performing business

(2) Change in Major Shareholders

(3) Facts causing delisting, etc.

(4) Filing of lawsuit or judgment, etc.

(5) Petition for Order of Provisional Disposition or Judicial Decision, etc.

(6) Disposition by Administrative Agency

(7) Change in parent company

(8) Petition for Commencement of Bankruptcy Proceedings by Person Other Than Company, etc.

(9) Dishonored bills, etc.

(10) Petition for Commencement of Bankruptcy Proceedings, etc. Relating to Parent Company

(11) Possible irrecoverability or delay in collection of credits

(12) Suspension of transactions with major business partners

(13) Debt forgiveness and other financial support

(14) Resource Discovery

3. Financial Results

The following differences in sales, ordinary income or net income, or dividends of the listed company, etc., compared to the most recently announced forecasts, have occurred in the newly calculated forecasts or in the financial results for the current fiscal year

(1) Sales

The rate of change in the newly calculated forecast or the financial results for the current business year compared to the most recent forecast* that has been publicly announced is more than 10% up or down.

(2) Ordinary profit

The rate of change of the newly calculated forecast or the financial results for the current business year against the most recently announced forecast* is 30% or more, or the range of change of the newly calculated forecast or the financial results for the current business year against the most recently announced forecast* is 5% or more of either net assets or capital as of the end of the previous business year, whichever is less. 5% or more of the lesser of the amount of net assets or the amount of capital stock at the end of the previous fiscal year.

(3) Net income

The rate of change of the newly calculated forecast or the financial results for the current business year against the most recently announced forecast* is 30% or more, or the range of change of the newly calculated forecast or the financial results for the current business year against the most recently announced forecast* is 2.5% or more of either net assets or capital as of the last day of the previous business year, whichever is less. 2.5% or more of the lesser of the amount of net assets or the amount of capital stock at the end of the previous fiscal year.

(4) Dividends from surplus

The rate of change of the newly calculated forecast or the financial figures for the current business year (including figures determined without settlement of accounts) against the most recently published forecast (or, if there is no such forecast, the actual figures for the corresponding period of the previous business year in which the announcement was made) is 20% or more. The rate of change of the newly calculated forecast figures or the financial results for the current fiscal year (including figures determined without settlement of accounts) compared to the most recently announced forecast figures (or, if no such forecast figures are available, the results for the corresponding period of the previous business year in which the announcement was made) is 20% or more, either up or down.

4. More Information

Facts related to the operation, business, or assets of the listed company, etc. that have a significant impact on investor’s investment decisions, except for the facts listed in 1. through 3. above.

5. Subsidiary Decision Facts

Subsidiaries of a listed company, etc. (including PayPay) The body that decides on the execution of business of a subsidiary of a listed company, etc. (including the Company) wants to decide to start the following matters itself or preparatory work for the realization of such matters, or the body decides not to do the matters pertaining to such decision (limited to those that have been publicly announced), the decision not to carry out any of the matters listed in above.

(1) stock swap

(2) share transfer

(3) merger

(4) company split-up

(5) Transfer or Acquisition of Business

(6) Dissolution (excluding dissolution due to merger)

(7) Commercialization of new products or technologies

(8) Business alliance or termination of business alliance

(9) Transfer or acquisition of shares involving a change in a sub-subsidiary

(10) Transfer or acquisition of fixed assets

(11) Closure or discontinuance of all or part of a business

(12) Petition for commencement of bankruptcy, rehabilitation or reorganization proceedings

(13) Start a new business

(14) Application pursuant to the provisions of Article 74, Paragraph 5 of the Deposit Insurance Act

(15) Dividends from retained earnings of interlocking subsidiaries

6. Fact of occurrence of subsidiary

A subsidiary of a listed company, etc. (including the Company) The following events have occurred in the listed company, etc.

(1) Damage resulting from a disaster or damage incurred in the course of performing business

(2) Filing of lawsuit or judgment, etc.

(3) Petition for Order of Provisional Disposition or Judicial Decision, etc.

(4) Disposition by Administrative Agency

(5) A petition for bankruptcy, etc. filed by a creditor or any other person other than the Subsidiary

(6) Dishonored bills, etc.

(7) Petition for Commencement of Bankruptcy Proceedings, etc. Pertaining to Sub-subsidiary Company

(8) Possible irrecoverability or delay in collection of credits

(9) Suspension of transactions with major business partners

(10) Debt forgiveness and other financial support

(11) Resource Discovery

7. Financial Information of Subsidiaries

Subsidiaries of listed companies, etc. (including the Company) (iii) The occurrence of any of the events listed in 3.(1) through (4) above with respect to sales, ordinary profit or net income, or dividends of the listed company, etc. (including the Company), in comparison with the most recently announced forecast, either in the newly calculated forecast or in the settlement of accounts for the current business year.

8. More Information on Subsidiaries

Facts related to the operation or business or property of subsidiaries of listed companies, etc., that have a significant effect on investor’s investment decisions, except for the facts listed in 5 through 7 above.